Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 22, 2014

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as special counsel to ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 22, 2014. The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to $650,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) on terms to be determined at the time of the offering thereof. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2006, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date; (iv) the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated July 14, 2009, as amended to date (the “LLC Agreement”); (v) the Registration Statement; (vi) the Prospectus; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner, and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Registrant to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action,

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ONEOK Partners, L.P.

August 22, 2014

corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We have also assumed:

(i) (a) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement and (b) the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein; and

(ii) the issuance and sale of and payment for the Common Units so acquired, in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the General Partner and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, with respect to the Common Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (b) such Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the General Partner, upon payment (or delivery) of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the matters described below:

•	If a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Common Units (collectively, the “Limited Partners”) of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement constituting “participation in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), then the Limited Partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner.

•

Under Section 17-607 of the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the

ONEOK Partners, L.P.

August 22, 2014

limited partnership. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

We express no opinion other than as to the Delaware Revised Uniform Limited Partnership Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ ANDREWS KURTH LLP